For information:  Scott Lamb
Telephone:  (713) 332-4751                                                                        December 18, 2002

            KAISER ALUMINUM FACES ACCELERATED FUNDING REQUIREMENT FOR
                            SALARIED RETIREMENT PLAN

                  HOUSTON, Texas, December 18, 2002 -- Kaiser Aluminum has
determined that recent lump-sum distributions from the Kaiser Salaried Employee
Retirement Plan (KRP) have triggered a special provision under ERISA (Employee
Retirement Income Security Act) that requires the company to make a pension contribution on January 15, 2003 that is estimated to be $17 million.

                  However, most of this payment would be classified as a
pre-bankruptcy obligation, and the Bankruptcy Code generally does not permit payment of such obligations without Court approval. Because this amount represents a small portion of the legacy liabilities that must be addressed in
Kaiser's reorganization, the company does not currently expect to seek such approval.

                  If the company does not make the payment, it would no longer be compliant with ERISA's minimum funding requirements and, in turn, would be prohibited by ERISA from making lump-sum distributions from KRP to employees who retire after December 31, 2002.

                  In addition, Kaiser is analyzing other possible impacts on the company if the required payment is not made. Those impacts include possible technical default under Kaiser's Debtor-in-Possession (DIP) credit facility which, if not cured or waived, would prevent the company from accessing this facility. Kaiser is working with its lenders to resolve any technical default that may arise. As of October 31, 2002, the company's cash and cash equivalents amounted to $74.1 million, there were no outstanding borrowings under the DIP, and outstanding letters of credit were approximately $40.7 million.

                  "Our ultimate objectives, of course, are to emerge from
Chapter 11 and remain viable long into the future," said Jack A. Hockema,
President and Chief Executive Officer. "As we continue to work toward these objectives, we appreciate the ongoing support and understanding of our employees, customers, and suppliers."

                  Separately, Kaiser has had a preliminary discussion with the
Pension Benefit Guaranty Corporation (PBGC) about the company's pension plans.
The company has no new information to report in respect of that meeting.

                  Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading
producer of alumina, primary aluminum, and fabricated aluminum products.

                                      F-940

                  Company press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future results and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.